UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 3, 2013

OASIS PETROLEUM INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34776	80-0554627
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1001 Fannin Street, Suite 1500 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 404-9500

Not Applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

West Williston Acquisition

On September 4, 2013, Oasis Petroleum Inc. (the “Company”) entered into a purchase and sale agreement (the “Purchase Agreement”) with an undisclosed private seller, pursuant to which the Company will purchase 136,000 net acres in the Williston Basin for approximately $1,450 million (the “Purchase Price”), subject to purchase price adjustments (the “West Williston Acquisition”). The Company currently expects to close the transaction during early October 2013, subject to obtaining required regulatory approvals and other customary closing conditions. The effective date for the transaction is April 1, 2013, with any purchase price adjustments to be calculated as of the closing date.

The West Williston Acquisition will increase the Company’s reserves portfolio by approximately 43.9 MMBoe of proved reserves, of which 40% are developed. The West Williston Acquisition also adds approximately 136,000 net acres, of which 91,000 net acres are prospective for all depths, including the Bakken and Three Forks reservoirs. The acreage is generally in large contiguous blocks and is 97% held-by-production. Additionally, the added acreage consists of 99 operated spacing units and 82 non-operated spacing units. Approximately 91% of the acreage will be operated, with an average working interest of 67%.

The Company expects to fund the Purchase Price of the West Williston Acquisition with borrowings under its revolving credit facility or, subject to market conditions, proceeds from the issuance of private or public securities.

The foregoing description of the Purchase Agreement is a summary only and is qualified in its entirety by reference to the complete text of the Purchase Agreement, which is filed herewith as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

Credit Facility Amendment

On September 3, 2013, the Company entered into an amendment to its Second Amended and Restated Credit Agreement with its bank syndicate (the “Amendment”). The lenders under the Company’s revolving credit facility completed their regular semi-annual redetermination of the borrowing base scheduled for October 1, 2013. Following the redetermination, the Company’s borrowing base increased from $1,250 million to $1,500 million and elected commitments also totaled $1,500 million. Additionally, the Company added four new lenders to the bank group. The next redetermination of the borrowing base is scheduled for April 1, 2014.

The foregoing description of the Amendment is a summary only and is qualified in its entirety by reference to the complete text of the Amendment, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 concerning the Amendment is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On September 5, 2013, the Company issued a press release announcing the execution of the Purchase Agreement related to the West Williston Acquisition. A copy of the press release is attached hereto as Exhibit 99.1.

The information in Item 7.01 of this Current Report on Form 8-K and the attached Exhibit 99.1 is being “furnished” and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, and is not incorporated by reference into any Company filing, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

2.1*	Purchase and Sale Agreement, dated September 4, 2013, by and among the Company and an undisclosed private seller.

10.1	First Amendment to Second Amended and Restated Credit Agreement dated as of September 3, 2013 among Oasis Petroleum Inc., as Parent, Oasis Petroleum North America LLC, as Borrower, the Other Credit Parties party thereto, Wells Fargo Bank, N.A., as Administrative Agent and the Lenders party thereto.

99.1	Press release dated September 5, 2013, announcing the execution of the Purchase and Sale Agreement.

*	Schedules and annexes are omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted schedules to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OASIS PETROLEUM INC.
(Registrant)

By:	/s/ Thomas B. Nusz
Thomas B. Nusz
Chairman, President and Chief Executive Officer

Date: September 5, 2013

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

2.1*	Purchase and Sale Agreement, dated September 4, 2013, by and among the Company and an undisclosed private seller.

10.1	First Amendment to Second Amended and Restated Credit Agreement dated as of September 3, 2013 among Oasis Petroleum Inc., as Parent, Oasis Petroleum North America LLC, as Borrower, the Other Credit Parties party thereto, Wells Fargo Bank, N.A., as Administrative Agent and the Lenders party thereto.

99.1	Press release dated September 5, 2013, announcing the execution of the Purchase and Sale Agreement.

*	Schedules and annexes are omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted schedules to the Securities and Exchange Commission upon request.